EXHIBIT 11.1
                          COMPUTATION OF PER SHARE DATA
                      (In thousands, except per share data)

                                                             Three months ended                Nine months ended
                                                               September 30,                     September 30,
                                                           1996              1995             1996            1995
                                                      ---------------   --------------   --------------  --------------

Net Income (Loss).................................... $        (5,176)  $       (9,817)  $        1,740  $      (20,772)
                                                      ===============   ==============   ==============  ==============

Primary:
    Weighted average number of common shares
           outstanding...............................          18,685           15,023           18,593          14,923

    Shares issuable upon exercise of dilutive stock                 -
           options and warrants --- net of shares
           assumed to be repurchased (at the
           average market price for the period) from
           exercise proceeds.......................                -0-             -0-              946              -0-
Shares used for computation..........................          18,685           15,023           19,539          14,923
                                                      ===============   ==============   ==============  ==============

Earnings (loss) per share of common stock             $        (0.28)   $       (0.65)   $         0.09  $       (1.39)
(primary)............................................
                                                      ===============   ==============   ==============  ==============

Assuming full dilution:
    Weighted average number of common shares
           outstanding...............................          18,685           15,023           18,593          14,923

    Shares issuable upon exercise  of dilutive stock
           options and warrants ---  net  of  shares
           assumed to be  repurchased (at the higher
           of period-end market price or the average
           market   price  for   the   period)  from
           exercise proceeds.........................              -0-              -0-             946              -0-
Shares used for computation..........................          18,685           15,023           19,539          14,923
                                                      ===============   ==============   ==============  ==============

Earnings (loss) per share of common stock             $        (0.28)   $       (0.65)   $         0.09  $       (1.39)
(assuming full dilution)  (1)........................
                                                      ===============   ==============   ==============  ==============

Notes & assumptions:
(1)  Not presented as dilution is less than 3%.